EXHIBIT 99.1

PRESS RELEASE

CARDIONET BOARD OF DIRECTORS APPOINTS RANDY THURMAN INTERIM PRESIDENT AND CHIEF EXECUTIVE OFFICER

Reconfirms Full Year 2008 Financial Guidance; Schedules Investor Conference Call

CONSHOHOCKEN, Pa., Jan 26, 2009 (BUSINESS WIRE) — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, announced today that the Board of Directors has appointed Randy Thurman, currently the Board’s Executive Chairman, as Interim President and Chief Executive Officer, effective immediately. The Board also announced that it has commenced a search for a permanent replacement for departing President and Chief Executive Officer, Arie Cohen, who has left the company to pursue other interests.

Mr. Thurman most recently served as Chairman and CEO of VIASYS Healthcare Inc., a global medical technology company that was acquired by Cardinal Health in June 2007 for $1.5 billion. From VIASYS’ successful IPO in 2001 to 2007, Mr. Thurman spearheaded an aggressive growth strategy that increased the Company’s revenues from $320 million to $700 million and positioned the Company to consummate twelve strategic acquisitions over a six-year period. His leadership also enabled VIASYS to expand its enterprise value more than fourfold during that time. In 2007, VIASYS was named by Smart Money as one of the “Ten Stocks for the Next Ten Years.”

Prior to VIASYS, Mr. Thurman was Chairman of the Board and CEO of Corning Life Sciences, a diversified medical technology company with a focus in contract pharmaceutical research, contract biologic manufacturing and clinical diagnostic testing. Earlier in his career, Mr. Thurman was President of Rhone-Poulenc Rorer Pharmaceuticals Inc., a global, research-based pharmaceutical company. Mr. Thurman was named by Ernst and Young as Entrepreneur of the Year in healthcare technology in 2007. He is currently Senior Advisor to New Mountain Capital, LLC, a leading private and public equity investment firm.

Mr. Thurman said, “I believe CardioNet is one of the most exciting opportunities in the medical technology arena. I am pleased to accept the position as Interim President and Chief Executive Officer and to work with the other Board members to identify a permanent CEO to lead CardioNet. The Board’s mission is to recruit an executive with the skills to lead our experienced management team in leveraging the CardioNet System and building a world class organization focused on providing the physician community with the best-in-class wireless monitoring system that allows for the more effective diagnosis and management of arrhythmias. I believe there is substantial opportunity for adoption of this state-of-the-art technology by new physicians and payers through increased conversion from event monitoring devices and greater overall utilization of our system in physicians’ practices. In the interim, I will provide the leadership, working closely with the existing management team, to assure that CardioNet’s business remains robust and that we continue to make progress on our business plan. Also, I will remain as Executive Chairman to work with the new CEO.

“I want to thank Arie for his commitment to CardioNet and his leadership in bringing the Company to public ownership. We wish him the best in his future endeavors.”

Separately, the company reconfirmed its full year 2008 revenue guidance at the high end of the range of $117.0 million to $120.0 million.

Conference Call

CardioNet, Inc. will host an investor conference call on Tuesday, January 27, 2009 at 8:30 AM Eastern Time. The call will be simultaneously webcast on the investor information page of the Company’s website, www.cardionet.com. The call will be archived on the website and will also be available for two weeks via phone at 888-286-8010, access code 55241846.

About CardioNet, Inc.

CardioNet is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as the CardioNet System. More information can be found at http://www.cardionet.com.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect”, “anticipate”, “estimate”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, changes to reimbursement levels for our products, the continued consolidation of payors, acceptance of our new products and services and patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic report on Form 10-K or 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.